Exhibit 4.7

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) made effective as of August 29, 2025 (the “Effective Date”), by and among Geri-Safe, Ltd., a company organized and acting under the laws of the state of New York (the “Target”), certain shareholders of the Target as specified in Exhibit A (the “Selling Shareholders”), and Pheton Holdings Ltd, a company whose Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “PTHL” (“Buyer”), each of the Target, and the Buyer shall be referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, the Buyer desires to acquire from the Selling Shareholders the number of shares of the Target set forth opposite their respective names in Exhibit A (the “Sold Shares”), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the sale and transfer of such shares of the Target to the Buyer, the Buyer currently has 17,050,000 Class A ordinary shares issued and outstanding, the Buyer shall issue to the Selling Shareholders an aggregate of 4,000,000 newly issued Class A ordinary shares of the Buyer (the “Buyer Shares”), all on the terms set forth herein; and

WHEREAS, the Parties have agreed that as result of the transaction contemplated herein, Buyer shall receive at Closing 60 Common Stocks, representing 30.00% of the issued and outstanding share capital of the Target as of the Closing Date on a Fully Diluted Basis.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions

1.1.	For purposes hereof:

“Accounts Date” means December 31, 2024.

“Affiliate” means with respect to any person or entity, any person or entity directly or indirectly, through one or more intermediaries, Controlling such person, Controlled by or under common control with such person or entity. For this purpose: “Control” shall mean : (i) the ability to direct, or cause the direction of, the management and policies of the relevant person, whether through the ownership of voting securities, by contract or otherwise, and whether directly or indirectly, or (ii) the beneficial ownership (directly or indirectly, including through one or more intermediaries) of 50% or more of the ownership interests in such person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such person.

“Applicable Laws” means all laws, regulations, directives, statutes, subordinate legislation, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all statutory guidance and policy notes having a force of law, in each case to the extent applicable to the parties or any of them or as the context requires.

“Business Day” means a day other than: (i) any Friday, Saturday or Sunday, or (ii) any other day on which commercial banks in People’s Republic of China or United Stated of America are generally closed for business.

“Closing Failure” means the failure of the Closing to occur on or before the Closing Date (or such other date as the Parties may agree in writing), due to any reason not caused by or agreed to in writing by both the Buyer and the Selling Shareholders. For the avoidance of doubt, a Closing Failure shall be deemed to have occurred in any of the following circumstances: (i) unfulfillment of any of the conditions set forth in Sections 3.2 to 3.4; (ii) breach of representations and warranties as set forth in Sections 7 and/or 8.

“Common Stock” means shares of common stock of the Target.

“Damages” means any losses, damages, Liabilities, interests, fines, amounts or costs paid or incurred, or claims of any kind (including Taxes) that are actually suffered or sustained, including those resulting from a Settlement or an award, including the Taxes, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts, and other professional fees) associated therewith.

“Disclosed” means fully, fairly and specifically disclosed in the Disclosure Schedule.

“Disclosure Schedules” means the disclosure schedules delivered by Selling Shareholders to Buyer concurrently with the execution and delivery of this Agreement or any other Transaction Document.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, right of first notice, preemptive right, title reversion agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement except for any encumbrance or other restriction imposed directly pursuant to this Agreement or under any applicable law.

“FDA” means U.S. Food & Drug Administration.

“Financial Statements” means the annual financial statements (including balance sheet, income statement and statement of cash flows) of the Target for the most recent fiscal year ended December 31, 2025, prepared in accordance with U.S. GAAP (or other agreed-upon accounting principles in written).

“Fully Diluted Basis” means with respect to any person, all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in any right to receive or purchase any of the foregoing).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods indicated.

“Governmental Entity” or “Governmental Entities” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any competent court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions, including but not limited to the SEC, the FDA and any applicable tax authority.

“Intellectual Property” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright rights, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“IRS” means the U.S. Internal Revenue Service.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, license, right of first refusal, right of first offer, adverse claim, restriction on use or transfer, encroachment, easement, right-of-way, title defect, levy, covenant, exercise of any other attribute of ownership or option in respect of such property, equity interest or asset.

“Material Adverse Effect” means an effect, event, circumstance, development or change that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) property or results of operation of the Target (calculated on the basis of consolidating the financial results of the Target), except that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any changes to global or local economic, political, financial or securities market conditions; (b) any changes or developments in conditions in the industries or markets in which the Target operates, (c) any act of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such act of war, armed hostilities or terrorism threatened or underway as of the date of this Agreement; (d) any changes in applicable laws or regulations or GAAP or other accounting standards or the interpretation thereof which are applicable to the Target); (e) any effect, event, circumstance, development or change resulting from the announcement of the Transaction or the identity of the Buyer; or (f) any material international or national calamity or earthquake, hurricane, pandemic or other natural disaster or act of God; provided, that in each case of the preceding clauses, such condition or change does not have a disproportionate effect on the Target relative to similarly situated businesses in the industries and jurisdictions in which the Target operates.

“Permits” means any approvals, authorizations, consents, licenses or permits of a Governmental Entity.

“Person” or “person” means (i) any individual, firm, company, limited liability company, joint stock corporation or other company, governmental body, joint venture, association, trust or partnership, works council, or any other entity of any kind (whether or not having a separate legal personality), and (ii) a reference to that person’s legal personal representatives and successors;

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Settlement” means any settlement, compromise, or consent to the entry of judgment.

“Tax” means (i) any federal, state, local or municipal, or non-U.S. Income Tax, gross receipts, capital gains, capital stock, transfer, sales, use, goods and services, harmonized, occupation, property, escheat, abandoned or unclaimed property, excise, estimated, severance, windfall profits, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration or any other taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, fines, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, including as a transferee or successor, by contract or otherwise.

“Tax Return” means any report, return, document, statement, declaration, information return or other filing supplied, or required to be supplied, to any Taxing Authority in connection with the determination, assessment, or collection of Taxes, including any attachment, schedule or supplement thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transaction Documents” means this Agreement and all other documents and contractual obligations to be executed and delivered in connection herewith and therewith.

1.2.	Terms not defined in Section 1.1, shall have the meaning ascribed to them anywhere else in this Agreement.

1.3.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.4.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement. The word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.

1.5.	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	The Transaction; The Closing.

2.1.	Issuance of Shares; Transfer of Sold Shares. At the Closing, (i) the Buyer shall issue and allot to the Selling Shareholders an aggregate of 4,000,000 newly issued Class A ordinary shares of the Buyer, or the “Buyer Shares”; and (ii) the Selling Shareholders shall sell, assign, transfer, and deliver to the Buyer their respective Sold Shares in the Target, free and clear of any Liens, as listed in Exhibit A, against receipt of the Buyer Shares.

2.2.	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the seventh (7th) Business Day after the date on which all of the conditions to the Closing set forth in Sections 3 shall have been satisfied or waived by the Party entitled to waive the same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time and place as the Buyer and the Selling Shareholders may jointly designate. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

3.	Actions at Closing and Conditions Precedent.

3.1.	Actions at Closing. At the Closing, the following actions shall occur, all of which shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document shall be deemed to have been delivered until all such actions have been completed and all such documents have been delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document or certificate should have been delivered):

3.1.1.	Resolutions. Each of the Parties shall deliver to the other Parties copies of the resolutions and consents of its requisite organs approving the execution, delivery and performance by such Party of this Agreement and any other Transaction Documents it is a party to, including all of the transactions contemplated hereunder and thereunder and all exhibits and appendices attached hereto and thereto;

3.1.2.	Deliverables by the Selling Shareholders. The Selling Shareholders shall deliver to the Buyer at Closing:

3.1.2.1.	Shareholders’ Waivers. Waivers by all Selling Shareholders of any unexercised rights of first refusal, preemptive rights, co-sale rights, anti-dilution rights, or any other rights they may have in connection with the transfer of the Sold Shares to the Buyer;

3.1.2.2.	Share Transfer Instruments. Validly executed instruments of transfer (and any necessary stock powers) transferring all Sold Shares from the Selling Shareholders to the Buyer, free and clear of all Liens;

3.1.2.3.	Share Certificates and Register. (i) The share certificates representing the Sold Shares being transferred, duly endorsed for transfer to the Buyer, and (ii) an updated share register of the Target reflecting the Buyer as the sole holder of all issued shares; and

3.1.2.4.	Other Closing Documents. Such other documents, certificates, and instruments as may be reasonably required by the Buyer to consummate the transactions contemplated hereby.

3.2.	Conditions to Closing of all Parties. The Parties’ obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the written consent of all Parties hereto, at their sole discretion):

3.2.1.	Consents of Governmental Entities. All consents, approvals, and authorizations of Governmental Entities required in connection with this transaction, as set forth in the Disclosure Schedule, shall have been duly obtained and remain in full force and effect as of the Closing;

3.2.2.	No Injunction. No injunction, order, decree, or law of any Governmental Entity shall be in effect that restrains, prohibits, or makes illegal the consummation of the transactions contemplated hereby; and

3.2.3.	No Proceedings. No legal proceeding shall be pending before any court or Governmental Entity seeking to restrain, prohibit, or materially delay the transactions contemplated hereby.

3.2.4.	Target Licenses and Approvals in Effect. All licenses, permits, approvals, registrations, and similar authorizations obtained or held by the Target as of the date of this Agreement and listed in Exhibit B (together with true, correct, and complete copies provided to the Buyer prior to the date hereof) shall remain valid, unrevoked, and in full force and effect as of the Closing. No notice of suspension, revocation, or non-renewal of any such licenses or approvals shall have been received or threatened.

3.3.	Conditions to Closing by Selling Shareholders. The obligation of the Selling Shareholders to consummate the Closing is subject to the satisfaction or waiver (by the Selling Shareholders, in their sole discretion) on or before the Closing of each of the following conditions:

3.3.1.	Accurate Representations and Warranties. The representations and warranties of the Buyer contained in Section 8 shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (except to the extent expressly made as of an earlier date).

3.3.2.	Performance. The Buyer shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing.

3.3.3.	No Legal Restraint. No law, order, injunction or decree of any Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

3.3.4.	Consents; Waivers; Approvals. All consents, approvals, notices and waivers required in connection with the sale and transfer of the Sold Shares (including any rights of first refusal, co-sale, preemptive rights or transfer restrictions under the Target’s organizational documents, shareholder agreements or other contracts) and any required filings with or approvals of Governmental Entities, shall have been obtained or made (or duly waived) and remain in full force and effect.

3.3.5.	Buyer Deliveries; Consideration. The Buyer shall have delivered (a) the Buyer Shares to the Selling Shareholders (or escrow agent, as applicable), and (b) all other Buyer closing deliverables required, and duly executed. If any Buyer equities are to be issued at Closing to the Target or into escrow pursuant to this Agreement, evidence reasonably satisfactory to the Selling Shareholders of such issuance or deposit shall have been provided.

3.3.6.	Buyer Certificates; Authority. The Buyer shall have delivered customary certificates and evidence of corporate/organizational approvals authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.4.	Conditions to Closing by the Buyer. The Buyer’s obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Target, at its sole discretion):

3.4.1.	Accurate Representations and Warranties. The representations and warranties of the Selling Shareholders set forth in Section 7 were true and correct when made and shall be true and correct in all material respects as of the Closing (except to the extent expressly made as of an earlier date).

3.4.2.	Performance. The Selling Shareholders shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed or complied with by them on or prior to the Closing.

3.4.3.	Consents; Waivers; Approvals. All consents, approvals, notices and waivers required in connection with the sale and transfer of the Sold Shares (including any rights of first refusal, co-sale rights, preemptive rights or transfer restrictions under the Target’s organizational documents, shareholder agreements or other contracts), and any required filings with or approvals of Governmental Entities, shall have been obtained or made (or duly waived) and remain in full force and effect.

3.4.4.	Deliveries; Transfer of Title. The Selling Shareholders shall have delivered (a) certificates representing the Sold Shares (or evidence of book-entry positions) duly endorsed for transfer or accompanied by duly executed stock powers (with medallion guarantee if applicable), free and clear of Encumbrances (other than restrictions under applicable securities laws), and (b) all other closing deliverables required. The Selling Shareholders shall have delivered evidence reasonably satisfactory to the Buyer that the Target’s share register (or equivalent records/transfer ledger) has been, or at Closing will be, updated to reflect the Buyer as the record holder of the Sold Shares.

3.4.5.	No Legal Restraint. No law, order, injunction or decree of any Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

3.4.6.	No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to the Target shall have occurred and be continuing as of the Closing.

3.4.7.	Financial Statements. The Target shall have delivered to the Buyer the Financial Statements for the Target’s most recent fiscal year ended December 31, 2024.

3.4.8.	Material Contracts. All consents, waivers, or approvals required from third parties to prevent the termination or breach of the Material Contracts listed in Exhibit B of the Target as a result of the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

3.4.9.	Absence of Undisclosed Material Liabilities. The Buyer’s due diligence review shall not have uncovered any material liabilities of the Target, whether accrued, contingent or otherwise, other than those fully and accurately reflected in the Financial Statements or disclosed in Exhibit E.

4.	At Signing Actions

4.1.	Execution of Agreement. Each Party shall duly execute and deliver this Agreement and other Transaction Document required to be executed at signing, if any.

5.	Post-Closing Actions

5.1.	Executive Officers. Subject to the provisions in Section 5.4, the individual serving as the chief executive officer of the Target immediately after the Closing will be the same individual (in the same office) as that of the Target immediately prior to the Closing unless the individual submit a resignation letter post-closing.

5.2.	Post-Closing Financial Reporting. Within 45 days after the Closing, the Selling Shareholders must deliver reviewed interim financial statements for the period starting from the end of the most recent fiscal year ended 2024 and ending on the Closing Date.

5.3.	Post-Closing Shares Distribution. At Closing, the Buyer shall issue 4,000,000 newly issued Class A ordinary shares. Of these: (i) 2,920,000 shares shall be issued to Bin Wu and Yujun He (together, the “Group A Shareholders”), as set forth on Exhibit A, and (ii) 1,080,000 shares shall be issued to the remaining shareholders which are entitled to registration rights pursuant to Section 9. The parties acknowledge and agree as follows:

(a) If Registered Shares are registered and sold pursuant to Section 9, and the Actual Proceeds from such sale do not equal or exceed USD 3,300,000, a Gap shall be deemed to exist.

(b) The Gap shall be mitigated by requiring the Group A Shareholders, pro rata in accordance with their respective entitlements, to contribute up to an aggregate maximum of 920,000 of the shares received by them in this Transaction (the “Contribution Shares”), such that, when deemed sold at the same net per-share price as the Registered Shares, together with the Actual Proceeds already realized from the sale of the Registered Shares, the aggregate Actual Proceeds equal the Expected Proceeds.

(c) If Registered Shares are registered and sold pursuant to Section 9, and the Actual Proceeds from such sale do exceed USD 3,300,000, no Gap shall be deemed to exist. Any amount of the Actual Proceeds in excess of the USD 3,300,000 shall be distributed to Xinyang Wang (65%) and Robert Karpman (35%), respectively.

(d) Any transfers and sales of Contribution Shares shall be effected in compliance with all applicable securities laws, including reliance on an available exemption from registration under the Securities Act of 1933, as amended.

For purposes of this Agreement, “Expected Proceeds” means an amount equal to US$3,300,000. “Actual Proceeds” means the aggregate net cash proceeds actually received from the sale of shares pursuant to Section 9, after deduction of all underwriter discounts and commissions. “Gap” means the positive difference, if any, between the Expected Proceeds and the Actual Proceeds.

5.4.	Post-Closing Team member Exit. Upon completion of the share distribution pursuant to Section 5.3, each of Robert Karpman, David Lipson, Xinyang Wang and Ailiang Nie (collectively, the “Team”) shall resign from all positions, offices, and directorships (if any) held with the Target (unless is specially requested by the Buyer) and its subsidiaries and shall deliver to the Target and the Buyer duly executed written resignations in form and substance reasonably satisfactory to the Buyer.

Each member of the Team hereby acknowledges and agrees that, effective upon such resignation: (i) he or she shall have no further rights as an officer, director, employee, consultant, or shareholder of the Target (other than in respect of any shares validly distributed to such person pursuant to Section 5.3); (ii) he or she irrevocably waives and releases the Buyer, the Target, and their respective affiliates, officers, directors, employees, and representatives from any and all claims, liabilities, or obligations of any nature whatsoever arising out of or relating to his or her service with, or equity interest in, the Target, whether arising prior to, on, or after the Closing Date, other than rights (if any) under this Agreement; and (iii) no severance, termination, change-in-control, or similar payment shall be due or payable to such person by the Buyer, the Target, or any of their affiliates, except as expressly set forth in this Agreement.

6.	Anti-Dilution and Make-Whole Provision

6.1.	Make-Whole for Pre-Closing Dilutive Securities. The Selling Shareholders acknowledge that the Target has outstanding convertible notes, options, warrants, or other securities listed in Exhibit D (the “Pre-Existing Securities”). The parties agree that the purchase price for the Sold Shares is based on the Buyer receiving 30.00% of the equity of the Target on a Fully Diluted Basis. The value of each Buyer Shares is agreed upon as US$50,000 per share (the “Agreed Price”). If any holder of a Pre-Existing Security exercises their right to convert or exercise their security after the Closing and as a result, the Buyer’s percentage ownership of the Target’s issued and outstanding share capital falls below 30.00%, then the Selling Shareholders shall, severally and not jointly, and pro rata in accordance with the number of shares each sold at the Closing, pay to the Buyer, within 10 Business Days of such conversion or exercise, a cash amount (the “Make-Whole Amount”) to compensate for the dilution. The Make-Whole Amount shall be calculated as follows:

Make-Whole Amount = [(30.00% - Buyer’s shareholding after the exercises of such Pre-Existing Security) / 30.00%] x Buyer Shares x Agreed Price .

6.2.	Specific Performance. The parties acknowledge that monetary damages may be inadequate for a breach of this section; the Buyer shall be entitled to specific performance and injunctive relief to enforce this section, in addition to any other remedies available at law or in equity, subject to the limitations stated above.

7.	Representations & Warranties of the Selling Shareholders

The Selling Shareholders hereby represents and warrants to the Buyer as follows (“Selling Shareholder Representations”), as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the Buyer is entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Disclosure Schedule attached hereto as Exhibit C (the “Disclosure Schedule”), if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

7.1.	Organization; Good Standing. To the best of their knowledge after cautious due diligence, the Target is duly organized and validly existing under the laws of the State of New York, and has full corporate power and authority to carry on its business as presently conducted. The Target is duly qualified to transact business and is in good standing in each jurisdiction in which it operates and in which the failure to so qualify would have a Material Adverse Effect. The Target is not in violation of reporting and payment obligations under applicable legal requirements of the Secretary of State of the State of New York.

7.2.	Ownership. The outstanding securities of the Target, on a Fully Diluted Basis, are owned by and registered in the names of such security holders, and in such numbers as specified in the Table in Exhibit A.

7.3.	Authorization; Enforceability. Each Selling Shareholder has full power and authority (and, if an entity, is duly organized, validly existing and in good standing) to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents constitute the valid and legally binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

7.4.	Title to and Ownership of Sold Shares; No Encumbrances. Such Selling Shareholder is the sole legal and beneficial owner of the number of shares of the Target set forth opposite such Selling Shareholder’s name in Exhibit A, free and clear of any Encumbrance, preemptive right, right of first refusal, co-sale right, voting agreement, proxy, restriction on transfer (other than restrictions under applicable securities laws and the Target’s organizational documents) or adverse claim. Upon delivery of the certificates (or book-entry transfer) for the Sold Shares at Closing and payment therefor as provided herein, good and valid title to the Sold Shares will pass to Buyer, free and clear of any Encumbrance other than those created by Buyer.

7.5.	No Other Rights; No Options. There are no outstanding options, warrants, purchase rights, conversion rights or other contracts or agreements of any kind to which such Selling Shareholder is a party (or by which it is bound) that obligate such Selling Shareholder to sell, transfer or otherwise dispose of any equity securities of the Target other than the Sold Shares, and no person has any right to acquire from such Selling Shareholder any of the Sold Shares, except as disclosed in the Disclosure Schedule. Any required waivers of preemptive, co-sale, first refusal or similar rights applicable to the sale of the Sold Shares have been or will be obtained prior to Closing.

7.6.	Non-Contravention. The execution, delivery and performance by such Selling Shareholder of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach of any provision of such Selling Shareholder’s organizational documents (if an entity), (b) violate any applicable law, judgment, order or decree binding on such Selling Shareholder, or (c) result in a breach of or constitute a default under any material agreement to which such Selling Shareholder is a party or by which such Selling Shareholder or the Sold Shares is bound, or give rise to any Encumbrance on the Sold Shares (other than as created by Buyer), except in the case of clauses (b) and (c) as set forth in the Disclosure Schedule.

7.7.	Consents and Filings. No consent, approval, waiver, notice, filing or authorization of or with any Governmental Entity or other person is required to be obtained or made by such Selling Shareholder in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the sale and transfer of the Sold Shares, other than as set forth in the Disclosure Schedule.

7.8.	Litigation. There is no claim, action, suit, arbitration, investigation or proceeding pending or threatened in writing against such Selling Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the sale and transfer of the Sold Shares or the performance by such Selling Shareholder of this Agreement and the other Transaction Documents, except as set forth in the Disclosure Schedule.

7.9.	Brokers and Finders. No broker, finder or similar intermediary has been engaged by or is entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Selling Shareholder, except as set forth in the Disclosure Schedule (and any such fees shall be solely for the account of the disclosing party).

7.10.	Investment Representations Not Applicable to Selling Shareholders. The parties acknowledge that this is a secondary transfer by the Selling Shareholders and that no representation regarding the issuance, authorization or valid issuance of any new Target securities is being made by the Selling Shareholders.

7.11.	Employee and Labor Matters. To the best of their knowledge after cautious due diligence, the Target is not a party to any collective bargaining agreement or other labor contract. There are no pending or threatened labor disputes, strikes, or work stoppages involving the Target. The Target is in compliance in all material respects with all applicable laws and regulations relating to employment practices, terms and conditions of employment, and wages and hours.

7.12.	Financial Statements. The Selling Shareholders have made available to the Buyer true, correct, and complete copies of the Financial Statements of the Target, including the balance sheets, statements of income, and statements of cash flow for the fiscal year ended December 31, 2025, all of which are included in Exhibit E. These Financial Statements have been prepared in accordance with GAAP (or other agreed-upon accounting principles in written) consistently applied, and fairly and accurately present the financial condition and results of operations of the Target as of the dates and for the periods indicated, subject to normal year-end adjustments and the absence of footnotes.

7.13.	Absence of Undisclosed Liabilities. To the best of their knowledge after cautious due diligence, the Target has no liabilities or obligations of any kind whatsoever (whether accrued, contingent, or otherwise) other than (a) those fully reflected or reserved for in the Financial Statements included in Exhibit E, (b) those incurred in the ordinary course of business since the date of the most recent financial statement, and (c) those set forth in the Disclosure Schedule in Exhibit C.

7.14.	Survival; Several Liability. The representations and warranties of each Selling Shareholder are made severally and not jointly and survive the Closing for a period of three years after the Closing Date, unless set forth in Section 10.1.

8.	Representations & Warranties of Buyer

The Buyer hereby represents and warrants to the other Parties hereto as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the other Parties are entering into this Agreement in reliance thereon:

8.1.	Authorization. The Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents which are to be executed and delivered by the Buyer at Closing. All corporate action on the part of the Buyer, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of the Buyer have been taken, and the Transaction Documents, when executed and delivered by Buyer, shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except to the extent that such enforceability is subject to, and limited by, (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors ’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Subject to the fulfillment of all conditions to Closing set out in Section 3.2, 3.3 and 3.4 of this Agreement, the execution, delivery and performance by the Buyer of the Transaction Documents will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Target; (ii) any order, judgment or decree of any court or governmental authority by which the Buyer is bound; or (iii) any material agreement or instrument to which the Buyer is a party or by which it is bound.

8.2.	Valid Issuance. The Buyer Shares to be issued and delivered by the Buyer at the Closing have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be free and clear of any Liens, charges, pledges, or Encumbrances (other than those arising under applicable securities laws and this Agreement).

8.3.	Listing Compliance. The Buyer is, as of the date hereof, in compliance in all material respects with the continued listing standards of the Nasdaq Capital Market. The Buyer has taken, or will take prior to the Closing, all necessary actions to (i) cause the Buyer Shares to be issued at Closing; (ii) ensure that such issuance is exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S or Regulation D thereunder, as applicable; and (iii) rely on the “home country practice” exemption available to Foreign Private Issuers under Nasdaq Listing Rule 5615(a)(3) in order to dispense with the requirement for shareholder approval under Nasdaq Listing Rule 5635, to the extent applicable to the transactions contemplated herein.

8.4.	Brokers and Finders. The Buyer has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of any of the Target, to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

9.	Priority on Demand Registrations

9.1.	Demand Registration Entitlement. Subject to other provisions in this Section 9, of the Buyer Shares issued pursuant to this Agreement, holders of 1,080,000 Class A ordinary shares (the “Demand Shares”) shall be entitled to demand the registration of such Demand Shares for resale under the Securities Act, including but not limited to registrations on Form F-1 or Form F-3 (each, a “Demand Registration”).

9.2.	Priority on Demand Registrations. In the event the Company files a Registration Statement for the offering of securities, the holders of Demand Shares shall have the right to require that all or any portion of their Demand Shares be included in such Registration Statement. The Company may include in any securities which are not Demand Shares in such Registration Statement. If such offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Demand Shares and other securities (if any) requested to be included in such offering exceeds the number of Demand Shares and other securities (if any), which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then the Company will include in such offering (prior to the inclusion of any securities which are not Demand Shares) the number of Demand Shares requested to be included by the Selling Shareholders which, in the opinion of such underwriters, can be sold, without any such adverse effect.

9.3.	Cut-Back Provision. If aggregate inclusion exceeds the available underwriting capacity, then each holder of Demand Shares shall be subject to a pro-rata cut-back, such that inclusion of Demand Shares is allocated among holders in proportion to the number of Demand Shares they have submitted for inclusion.

9.4.	Exclusions. The priority described herein shall not apply to:

(a) Registrations on Forms F-4 or other forms not explicitly permitting such rights; or

(b) Registrations solely for the benefit of employee benefit plans or in connection with mergers, acquisitions, or similar transactions.

9.5.	Procedural Requirements. Any holder of Demand Shares desiring a Demand Registration shall deliver written notice to the Company (a “Demand Notice”) specifying the number of Demand Shares to be registered and a proposed price range (net of underwriting discounts and commissions). Upon receipt, the Company shall promptly notify other holders of registrable securities and proceed to include requested shares in accordance with the priority and cut-back provisions set forth herein.

9.6.	Revocation of Demand Notice. The Selling Shareholders may revoke or withdraw a Demand Notice by delivering written notice to the Company not less than two (2) Business Days prior to the anticipated pricing of any offering relating thereto. Any Demand Notice so revoked or withdrawn shall nonetheless be deemed to constitute one (1) Demand Registration, and the securities covered thereby shall not be eligible for inclusion in any subsequent Demand Registration for the longer of (i) six (6) months following such revocation or withdrawal, or (ii) the remainder of such calendar year.

9.7.	Registration Expenses. Except as otherwise expressly provided herein, all reasonable and documented out-of-pocket expenses incurred in connection with the registration of the Demand Shares pursuant to this Agreement (including any Demand Registration, whether or not such registration statement shall ultimately become effective or any offering consummated) shall be borne by the Company. Such expenses shall include, without limitation: (i) all registration, filing and qualification fees payable to the SEC, FINRA, and any securities exchange or market on which the Company’s securities are then listed; (ii) all fees and expenses incurred in connection with compliance with any applicable state securities or “blue sky” laws; (iii) all printing, duplicating, word processing, mailing, messenger, telephone, facsimile, and delivery expenses, including the expense of preparing certificates evidencing Demand Shares in a form eligible for deposit with The Depository Trust Company or any successor depositary; (iv) all fees and disbursements of counsel for the Company; (v) all fees and disbursements of the Company’s independent registered public accounting firm, including the expenses of any special audits or comfort letters required in connection with such registration; (vi) all fees and expenses incurred in connection with the listing or quotation of the Demand Shares on any securities exchange or inter-dealer quotation system; and (vii) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal, accounting or other duties related to such registration). All such expenses are herein referred to as “Registration Expenses.”

Notwithstanding the foregoing, the Company shall not be obligated to pay (and the applicable Selling Shareholders shall bear): (a) any underwriting discounts, selling commissions or stock transfer taxes attributable to the sale of Demand Shares; or (b) any fees and disbursements of legal counsel or other advisors engaged by the Selling Shareholders, except to the extent the Company expressly agrees in writing to assume such expenses.

10.	Indemnification

10.1.	Effectiveness; Survival.

Subject to Section 11 relating to Taxes, the representations and warranties of the Selling Shareholders contained Section 7 in this Agreement and all covenants and agreements of the Selling Shareholders that are to be performed prior to the Closing will survive the Closing for a period of three years after the Closing Date; provided, that, the Fundamental Matters will survive until the date that is the five (5) year anniversary of the Closing Date. For the purpose of this section, “Fundamental Matters” means representations and warranties set forth in Section 7.3 (Authorization; Enforceability), Section 7.4 (Title to and Ownership of Sold Shares; No Encumbrances), Section 7.5 (No Other Rights; No Options), Section 7.6 (Non-Contravention), Section 7.7 (Consents and Filings) and Section 7.9 (Brokers and Finders). Subject to Section 11 relating to Taxes, all of the covenants contained in this Agreement will survive the Closing until fully performed and remain in full force and effect in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Buyer. Notwithstanding the preceding sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement that by their nature are required to be performed after the Closing will survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of such breach giving rise to such right of indemnification will have been given to the Selling Shareholder against whom such indemnification may be sought prior to such time. The Buyer and the Selling Shareholders acknowledge and agree that with respect to any claim that the Buyer may have against any Selling Shareholder that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this section will govern when any such claim may be brought and will replace and supersede any statute of limitations that may otherwise be applicable. The Selling Shareholders further agree that no investigation or knowledge of the subject matter of any representation or warranty by the Buyer, whether before or after the Closing, will affect the Buyer’s right to indemnification under this section.

10.2.	Indemnification.

(a) Subject to Section 11 (Taxes) and the provisions of this section, including the limitations set forth in Section 10.4, each Selling Shareholder agrees, severally and not jointly, to indemnify the Buyer and its Affiliates, directors, managers, officers, employees, successors, permitted assigns, agents, and representatives (collectively, the “Buyer Indemnitees”) and hold them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:

(i) any breach of any representation or warranty of such Selling Shareholder in this Agreement or any failure of any such representation or warranty to be true and correct (except for those that by their terms address a specified date, which need only be true and correct as of that date);

(ii) any breach of any covenant or agreement made or to be performed by such Selling Shareholder pursuant to this Agreement; or

(iii) any Liability arising directly from: (A) any Action filed with or by any Governmental Authority prior to the Closing Date; (B) an Action set forth in the Disclosure Schedule; (C) any other Action filed prior to the Closing Date; (D) any breach of any covenant or agreement made or to be performed by such Selling Shareholder under this Agreement; and (E) any event, circumstance, or potential Action occurring or existing on or before the Closing Date, even if such claim, demand, or cause of action is asserted or becomes known after the Closing Date.

(b) Subject to Section 11 relating to Taxes and the provisions of this section, including the limitations set forth in Section 10.4 effective at and after the Closing, Buyer agrees to indemnify the Selling Shareholders and their Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Selling Shareholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Selling Shareholder Indemnitee to the extent arising out of or relating to:

(i) any breach of any representation or warranty of Buyer in Section 8 of this Agreement or any failure of any representation or warranty of Buyer in Section 11 of this Agreement to be true and correct (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which need be so true and correct only as of such specified date); or

(ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

(c) For all purposes hereunder, the determination of (i) the amount of Damages subject to indemnification pursuant to this section, and (ii) whether the representations and warranties giving rise to such right to indemnification have been breached, will be made without regard to any qualification or exception contained in such representation or warranty relating to materiality, Material Adverse Effect or other similar qualifications or exceptions contained in or otherwise applicable to such representation or warranty.

10.3.	Procedures.

Except with respect to Tax Claims, which are addressed in Section 11, claims for indemnification under this Agreement will be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Selling Shareholder Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2 will promptly notify in writing (a “Claim Notice”) the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within 20 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim), which Claim Notice will describe in reasonable detail the nature of the Third Party Claim, including the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered or expected to be suffered with respect thereto; provided, that, failure to promptly provide such Claim Notice will not relieve the Indemnifying Party of its indemnification obligations provided under this Agreement except to the extent the Indemnifying Party will have been prejudiced as a result of such failure or delay. The Indemnified Party will promptly provide the Indemnifying Party with a copy of all papers served with respect to such claim (if any) promptly upon receipt thereof by the Indemnified Party.

(b) The Indemnifying Party will have the right to participate in the defense of any Third Party Claim at any time and, subject to the limitations contained in this Section 10.3(b), assume and control the defense thereof. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 15 Business Days after having received any Claim Notice) with respect to whether or not it is exercising its right to assume and control the defense of any such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume and control the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this section, then the Indemnifying Party will have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, in all appropriate proceedings, to a final conclusion or Settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b); provided, that, an Indemnifying Party will not be entitled to assume the defense of such Third Party Claim if (A) such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party, or (B) such Third Party Claim does not solely seek and continue to solely seek monetary damages. The Indemnifying Party will have full control of such defense and proceedings, including any Settlement thereof; provided, that, the Indemnifying Party will not enter into any Settlement without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent will not be required if (i) the Settlement (x) for any civil litigation contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim and (y) for any Action that provides a full resolution of the matters investigated based on the facts known at the time, (ii) the Settlement does not contain any sanction or material restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates, (iii) the Settlement involves only monetary payments and, subject to the Cap and the other terms and conditions of this section, the Indemnifying Party pays, or agrees to pay or cause to be paid, all such monetary payments arising out of such Settlement promptly and in no more than 10 Business Days following the effectiveness of such Settlement and (iv) exclusively with respect to any of the matters for which Selling Shareholders have agreed to provide indemnification pursuant to Section 10.2(a)(iii), the Settlement would not reasonably be expected to have a materially negative effect on any pending litigation involving the same or similar facts or allegations for which the Indemnified Party may have a Liability or result in the imposition of restrictions upon the conduct or operation of any business conducted by the Indemnified Party. The Indemnified Party may participate in, but not control, any defense or resolution of such Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(b), and the Indemnified Party will bear its own costs and expenses with respect to such participation unless the employment of separate legal counsel is reasonably necessary to protect the Indemnified Party’s interests, in which case such costs and expenses shall be borne by the Indemnifying Party.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b) within 15 Business Days after receipt of any Claim Notice, then the Indemnified Party will defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings will be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party will defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, that, the Indemnified Party may not enter into any Settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party will not have the authority to make any admission of fact or liability as part of a Settlement that would reasonably be excepted to have a materially negative effect on any Liability for which Selling Shareholders have agreed to provide indemnification pursuant to Section 10.2(a)(iii) or any pending litigation involving the same or similar facts or allegations for which the Indemnifying Party may have any Liability, without the prior written consent of Indemnifying Party. The Indemnifying Party may participate in, but not control, any defense or Settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. For the avoidance of doubt, if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b) within 15 Business Days after receipt of any Claim Notice, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period from and after such 15 Business Day period until the Indemnifying Party has assumed the defense thereof (but only if the Indemnified Party is actually entitled to indemnification hereunder).

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to documents, records and information. In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party. The Indemnified Party also agrees to reasonably cooperate with the Indemnifying Party and its counsel, in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e) A claim for indemnification for any matter not involving a Third Party Claim will be asserted by notice to the Indemnifying Party as promptly as practicable (the failure to give prompt notice will not, however, relieve the Indemnifying Party of its indemnification obligations unless the Indemnifying Party is prejudiced by such delay), which notice will describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

10.4.	Limitations on Liability.

Notwithstanding anything to the contrary in this Agreement:

10.4.1.	Deductible. Each Indemnifying Party is only liable for Damages if the total of such Damages exceeds $7,500 (the “Deductible”). If the Deductible is met, the Selling Shareholders are only liable for the amount of Damages that exceeds the Deductible.

10.4.2.	The total liability of any Indemnifying Party for a breach of representations and warranties is limited to US$4,000,000 (the “Cap”). This Cap does not apply to breaches related to Taxes, Fundamental Matters, or to willful and knowing fraud.

10.4.3.	Each Indemnified Party will have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby, including incurring the minimum costs necessary to remedy any breach that gives rise to such Damages. The amount of any Damages for which an Indemnified Party claims indemnification under this Agreement will be reduced by the amount of (i) any insurance proceeds actually received from third party insurers with respect to such Damages; (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of such Damages in the Tax period in which the indemnification payment is made or in a prior Tax period (provided that any such Tax benefit is actually realized in the same year as the incurrence or payment of such Damages), and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Damages, in each case of clauses (i) through (iii) above, net of any reasonable costs associated with recovery of such amounts; provided, that, such Indemnified Party will use commercially reasonable efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this section. If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages, (B) actually realizes any Tax benefit in a later year, or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant to this section, then such Indemnified Party will promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received (or, in the case of a Tax benefit, actually realized) by such Indemnified Party.

10.4.4.	Notwithstanding anything to the contrary herein, no Indemnified Party shall recover more than once for the same Liability.

10.4.5.	THE RIGHTS OF INDEMNIFICATION SET FORTH IN THIS SECTION 10 WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING ANY INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY.

11.	Tax Matters

11.1.	Tax Returns.

11.1.1.	Selling Shareholders will prepare and timely file, or cause to be prepared and timely filed, at its expense, on a basis consistent with past practice except to the extent otherwise required by applicable laws or otherwise provided in this Agreement, all Tax Returns relating to the sale of the Sold Shares and acquisition of the Buyer Shares.

11.1.2.	The Buyer will prepare and timely file, or cause to be prepared and timely filed, at its expense, on a basis consistent with past practice except to the extent otherwise required by applicable laws or otherwise provided in this Agreement, all Tax Returns relating to the acquisition of the Sold Shares and issuance of the Buyer Shares.

11.1.3.	The Buyer and the Selling Shareholders will cooperate fully with each other in connection with the preparation and filing of Tax Returns and the handling of any Tax Claim in connection with the Target. This cooperation includes providing access to relevant records and information and making employees available to provide explanations. The parties will also retain all relevant tax books and records until the expiration of the statute of limitations.

11.2.	Transfer Taxes. Except as discussed in Section 11.1, all transfer, sales, use, excise, and similar taxes arising from the transfer of the Target will be borne equally by the Selling Shareholders and the Buyer on a 50-50 basis. Each party will be responsible for filing any required Tax Returns or documents related to these Transfer Taxes as required by law.

11.3.	Tax Sharing Agreements. All tax sharing agreements and arrangements between the Target and each Selling Shareholder or its Affiliates will be terminated effective as of the close of business on the Closing Date and will have no further effect.

11.4.	Tax Indemnification.

11.4.1.	The Selling Shareholders, severally and not jointly, will indemnify the Buyer for and hold it harmless against any and all Damages arising out of or relating to: (i) all Taxes imposed on or with respect to the Target for any Pre-Closing Tax Period; (ii) any incurred Taxes of any affiliated, consolidated, combined, or unitary group of which the Target was a member on or prior to the Closing Date; (iii) any Transfer Taxes for which the Selling Shareholders are responsible; and (iv) any Taxes resulting from a breach of any tax-related covenant by the Selling Shareholders.

11.4.2.	The Buyer will indemnify the Selling Shareholders and hold them harmless against any and all Damages arising out of or relating to: (i) any Taxes imposed on the Target for any Post-Closing Tax Period, excluding any Taxes attributable to the Pre-Closing Tax Period; (ii) any Transfer Taxes for which the Buyer is responsible; and (iii) any Taxes resulting from a breach of any tax-related covenant by the Buyer.

11.4.3.	The indemnification obligations in this section will survive the Closing for 30 days after the expiration of the applicable statute of limitations (including extensions) for the relevant Tax period.

11.5.	Procedures Relating to Indemnification of Tax Claims.

11.5.1.	If a claim for Taxes, including notice of a pending audit, deficiency, proposed adjustment, assessment, examination, suit, dispute or other claim with respect to Taxes will be made by any Taxing Authority, for periods ending on or after the Closing Date which, if successful, might result in a claim for indemnity pursuant to this section (any such claim, a “Tax Claim”), the Party which receives such Tax Claim will notify the other Party in writing within ten (10) days of receipt thereof; provided, that, the failure of an Indemnified Party to give such notice to an Indemnifying Party will not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually and materially been prejudiced by such failure.

11.5.2.	With respect to any Tax Claim relating to a Tax period ending on or prior to the Closing Date, Selling Shareholders will control, at Selling Shareholders’ expense, the conduct of such Tax Claim unless Selling Shareholders provide Buyer with written notice of their refusal to control such Tax Claim; provided, that, (i) Selling Shareholders will keep Buyer reasonably informed as to the status of any Tax Claim that Selling Shareholders control pursuant to this section if the resolution of such Tax Claim would reasonably be expected to have a material effect on the Liability of Buyer or any of its Affiliates for Taxes for any Post-Closing Tax Period, Selling Shareholders will not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which will not be unreasonably withheld, conditioned or delayed. If Selling Shareholders refuse to control a Tax Claim pursuant to this section, Buyer will control such Tax Claim; provided, that, (A) Buyer will keep Selling Shareholders reasonably informed as to the status of such Tax Claim and (B) Buyer will not settle or otherwise compromise such Tax Claim without Selling Shareholders’ written consent, which will not be unreasonably withheld, conditioned or delayed.

11.6.	Coordination with Section 10. Except to the extent specifically set forth in this Agreement, the recourse of any Buyer Indemnitee for any and all Damages relating to or arising from Tax matters, will be controlled by this section rather than Section 10.

12.	Miscellaneous

12.1.	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

12.2.	Confidentiality; Public Announcements.

12.2.1.	Each Party hereby undertakes that, until the Closing, it shall maintain, and shall cause all of its respective directors, officers, and employees, its Affiliates and its shareholders and anyone on their behalf, to maintain, in strict confidence, all Confidential Information, and not to allow any third party to have access to any Confidential Information. Each Party hereby undertakes that it shall, and shall cause all of its respective directors, officers, and employees, its Affiliates and shareholders and anyone on their behalf, to disclose any Confidential Information to its consultants and other representatives (“Authorized Representatives”) only on a “need to know” basis, provided that such Authorized Representatives are bound by confidentiality undertakings which are at least as strict as the undertakings set out herein, and provided further, that it shall remain liable to any unauthorized disclosure of Confidential Information by its and its Affiliates’ Authorized Representatives. For the purpose of this Section 12.2.1, “Confidential Information” shall mean all documents and information in connection with the Parties, their Subsidiaries, if applicable, and other entities which they hold (or will hold from time to time) and/or their shareholders, including, without limitation, information concerning their activities, operations, results, financial reports and other financial information, proprietary rights, business plans, research and development, services, products, customers, and suppliers, and in connection with this Agreement and any other of the Transaction Agreements. Notwithstanding the foregoing, documents and information shall not be deemed Confidential for the purpose of this Section 12.2.1 if (i) such information is in the public domain at the time of disclosure; (ii) the disclosing Party can demonstrate that such information (a) became publicly available not due to a breach of this Section 12.2.1 by such Party, or (b) was obtained from a third party without breach of any confidentiality obligations; (iii) such information is otherwise required to be disclosed by (a) any applicable law or regulations; (b) a competent court; or (c) a governmental (or quasi-governmental), administrative or regulatory authority, provided, however, that subject to a applicable law a Party will use all reasonable efforts to notify the disclosing Party of the obligation to make such disclosure in advance of the disclosure so that the disclosing Party will have a reasonable opportunity to object to such disclosure.

12.2.2.	As of the Closing, the provisions of Section 12.2.1 shall terminate and be of no further force and effect. If this Agreement is terminated in accordance with its terms prior to the Closing, the Parties, their respective Affiliates and anyone on their behalf will continue to maintain the confidentiality of all information and materials obtained from the other side (or from the other side’s authorized representatives), in accordance with the terms and provisions of Section 12.2.1.

12.2.3.	Notwithstanding anything to the contrary contained herein, Target specifically acknowledges and understands that Buyer is a public company traded on NASDAQ, therefore it is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties’ engagement.

12.3.	Entire Agreement. This Agreement constitutes the full and entire understandings and agreements between the Parties hereto regarding the subject matters hereof and supersedes all prior agreements, proposals, understandings and arrangements, oral or written, if any between the Parties hereto with respect to the subject matter hereof.

12.4.	Amendment and Waiver. Any term of this Agreement may be amended only with the written consent of all Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

12.5.	Assignment. Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder.

12.6.	Delays or Omissions. No failure, delay or omission to exercise any right, power, or remedy accruing to any Party hereto upon any breach or default hereunder shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.7.	Cumulative Remedies. Subject to the terms of this Agreement, all remedies, either under this Agreement or by law or otherwise, afforded to any party hereto shall be cumulative and not alternative.

12.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and such unenforceability shall not affect any other provision of this Agreement. Upon such determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.9.	Expenses. Each Party hereto shall bear its respective costs and expenses (including legal fees) incurred by it in connection with this Agreement and the transactions contemplated herein.

12.10.	Further Assurances. Without derogating from the generality of Section 12.1, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions under this Agreement.

12.11.	Governing Law. Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law principles that would result in the application of the laws of any other jurisdiction. Any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in (i) the state courts located in New York County, New York, or (ii) the United States District Court for the Southern District of New York, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts. Each Party (a) waives any objection based on forum non conveniens, improper venue, or lack of personal jurisdiction, (b) agrees not to bring any action relating to this Agreement in any court other than the foregoing courts, and (c) consents to service of process in the manner provided in Section 12.14 (or as otherwise permitted by applicable law).

12.12.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original enforceable against the Party signing such counterpart, and all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement may be signed by electronic means.

12.13.	Schedules and Exhibits. As soon as practical following the date of this Agreement, and in any event prior to the Closing Date, the Parties shall agree in good faith the form and content of all schedules, annexes, appendices and exhibits which are referenced herein but are not attached hereto as of the date hereof.

12.14.	Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be given in person (including by courier service), by registered mail, or by email (provided that written confirmation of receipt is provided), addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

If to the Selling Shareholders:	Attention: Robert R. Karpman Address: 84 Eastlake Rd, Ithaca, NY, 14850 USA E-mail: robert.karpman@geri-safe.com

If to the Buyer:

Attention: Jianfei Zhang

Address: Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China

E-mail: zhangjianfei@ftzy.com.cn

With a copy (which shall not constitute notice) to: Sunsea Law Group P.C.

Attention: Yao Zhang, Esq.; Shuang Li, Esq.

Adress: 18300 Karman Ave Suite 970, Irvine, CA 92612

E-mail: ayzhang@sunsealaw.com; lee@sunsealaw.com

Or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. All communications delivered in person (including by courier service) shall be deemed to have been given upon delivery, those given by email shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given five (5) Business Days after posting.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement on the date first above written.

The Target:		The Buyer:

Geri-Safe, Ltd.		Pheton Holdings Ltd

By:		By:
Robert R. Karpman		Name: Jianfei Zhang
Title: Chief Executive Officer and Founder		Title: Chief Executive Officer and Chairman of the Board of Directors

The Selling Shareholders:

Robert R. Karpman
Signature:

Xinyang Wang
Signature:	/s/ Xinyang Wang

David Lipson
Signature:

Ailiang Nie
Signature:

Bin Wu
Signature:

Yujun He
Signature:

Exhibit A

List of Selling Shareholders and Sold Shares

The following persons (each, a “Selling Shareholder”) agree to sell to Buyer the number of shares of Geri-Safe, Ltd. set forth opposite their respective names (the “Sold Shares”).

No.	Selling Shareholder (legal name)	Share Class / Series	Number of Shares to be Sold	% of Issued & Outstanding as of the Closing Date
1	Robert Karpman	common stock	12	6.00%
2	Xinyang Wang	common stock	7	3.60%
3	David Lipson	common stock	2	1.20%
4	Ailiang Nie	common stock	2	1.20%
5	Yujun He	common stock	37	18.00%
Total			60	30.00%

A-1

Exhibit B

Target Licenses and Approvals in Effect & Material Contracts

B-1

Exhibit C

Disclosure Schedule

C-1

Exhibit D

Most Recent Cap Table

D-1

Exhibit E

Financial Statements

E-1